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                             THE GLENMEDE FUND, INC.

                              AMENDED AND RESTATED
                           SHAREHOLDER SERVICING PLAN

         Section 1. Each of the proper officers of The Glenmede Fund, Inc. (the "Company") is authorized to execute and deliver, in the name and on behalf of the Company, written agreements based substantially on the form attached hereto as Appendix A or any other form duly-approved by the Company's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of shares in any of the Company's series listed on Exhibit I hereto (the "Portfolios"). Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own shares of the Portfolios in consideration of a fee, computed monthly in the manner set forth in the applicable Portfolio's then current prospectus, at an annual rate specified on
Exhibit I hereto as a percentage of the average daily net asset value of the shares beneficially owned by or attributable to such clients. Affiliates of the Company's distributor, administrator and adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by the Portfolios in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the shares of the particular Portfolio involved. If more than one Portfolio is involved and expenses are not directly attributable to shares of a particular Portfolio, then the expenses may be allocated between or among the shares of the Portfolios in a manner determined by the Board.

         Section 2. The Company's administrator shall monitor the arrangements pertaining to the Company's Agreements with Servicing Agents. The Company's administrator shall not, however, be obligated by this Plan to recommend, and the Company shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

         Section 3. So long as this Plan is in effect, the Company's administrator shall provide to the Company's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         Section 4. This Plan shall become effective on October ___, 1997 and unless sooner terminated, this Plan shall continue in effect thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are



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not "interested persons," as defined in the Investment Company Act of 1940, of the Company and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") pursuant to a vote cast in person at a meeting called for the purpose of voting on this Plan.

         Section 5. This Plan may be amended at any time with respect to any Portfolio by the Company's Board of Trustees, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in
Section 4.

         Section 6. This Plan is terminable at any time with respect to any Portfolio by vote of a majority of the Disinterested Trustees.

         Section 7. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons (as defined in the Investment Company Act of 1940) of the Company shall be committed to the discretion of such non-interested Trustees.

         Section 8. The Company will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.







Dated:  October 24, 1997


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                                    EXHIBIT I

                             THE GLENMEDE FUND, INC.


Portfolio                                                            Fee
---------                                                    ------------------
                                                             (as a percentage of
                                                              average daily net
                                                                   assets)

Government Cash Portfolio                                            .05%
Tax-Exempt Cash Portfolio                                            .05%
Core Fixed Income Portfolio                                          .05%
International Portfolio                                              .05%
Equity Portfolio                                                     .05%
Small Capitalization Equity Portfolio
     Institutional shares                                            .05%
     Advisor shares                                                  .25%
Large Cap Value Portfolio                                            .05%